                                                                    EXHIBIT 99.2


                             CONTRIBUTION AGREEMENT


         THIS CONTRIBUTION AGREEMENT (the "AGREEMENT"), dated as of October 24, 2003, is entered into by and among those certain stockholders of Thane International, Inc., a Delaware corporation ("THANE"), who have signed the signature pages hereto (each individually, a "STOCKHOLDER," and collectively, the "STOCKHOLDERS") and Direct Marketing Holdings, Inc., a Delaware corporation (the "CORPORATION").

                                    RECITALS

         WHEREAS, the Stockholders, who collectively have over a 90% ownership interest in Thane, desire to contribute to the Corporation all of their stock ownership in Thane as of the date hereof in consideration for proportionate shares of the common stock, par value $.001 per share, of the Corporation (the "SHARES");

         WHEREAS, all of the Stockholders who are party to this Agreement shall be obligated to execute a stockholders' agreement ("STOCKHOLDERS' AGREEMENT") in the form of EXHIBIT B hereto; and

         WHEREAS, the Corporation may from time to time add additional Stockholders hereunder and/or issue additional Shares from time to time prior to the closing date of the transactions contemplated hereby (the "CLOSING DATE").

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby mutually covenant and agree as follows:

                                    ARTICLE I
                                  CONTRIBUTION

         The Closing Date shall be the date determined by the Corporation, but in no event later than February 15, 2004. On the Closing Date, the Stockholders shall contribute, assign and transfer to the Corporation, and the Corporation shall accept, all of their capital stock in Thane as set forth on EXHIBIT A hereto (the "CONTRIBUTED SHARES"), as of the date hereof, free and clear of all liens, claims, encumbrances and restrictions of any kind whatsoever, except as noted on EXHIBIT A hereto. In addition, each of the Stockholders shall execute the Stockholders' Agreement attached hereto as EXHIBIT B.

                                   ARTICLE II
                               ISSUANCE OF SHARES

         In consideration for the Stockholders' contribution of the Contributed Shares to the Corporation pursuant to Article I, the Corporation hereby issues the Shares as set forth on EXHIBIT A hereto to the Stockholders, free and clear of any liens, claims, encumbrances and restrictions of any kind whatsoever, but subject to the terms and conditions of the Stockholders' Agreement attached hereto as EXHIBIT B.

                                  ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         Each Stockholder severally represents and warrants on behalf of itself to and for the benefit of the Corporation:

         3.1 DUE AUTHORIZATION. The Stockholder has full authority to enter into this Agreement and the agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. If the Stockholder is an entity, the execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by their Board of Directors, trustee or equivalent. This Agreement and all other agreements contemplated hereby to be entered into by the Stockholders each constitutes a legal, valid and binding obligation of the Stockholder enforceable in accordance with its terms.

         3.2 TITLE TO CONTRIBUTED SHARES. The Stockholder has good and valid title to all Contributed Shares, free and clear of any encumbrances, charges, equities or claims, except as noted on EXHIBIT A hereto. Upon delivery to the Corporation of a physical certificate, endorsed to the Corporation, or the blank stock powers referred to in Article V, the Corporation shall receive good and valid title to all of the Contributed Shares free and clear of all liens, encumbrances, charges, equities and claims, except as noted on EXHIBIT A hereto.

         3.3 BROKERS. No broker or finder has been employed by the Stockholder in connection with the negotiations relative to this Agreement. All negotiations relative to this Agreement have been carried on directly by the Stockholder without the intervention of any third party other than legal counsel or accountants for the Stockholder.

         3.4 DISTRIBUTIONS. The Shares to be acquired by the Stockholder pursuant to this Agreement will be acquired for the Stockholder's own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or any applicable state securities laws, and these Shares will not be disposed of in contravention of the Securities Act, any applicable state securities laws or the Stockholders' Agreement.

         3.5 ACCREDITED INVESTOR. The Stockholder is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, except as disclosed in writing to the Corporation.

         3.6 DOMICILE. The Stockholder is able to evaluate the risks and benefits of the investment in the Shares. The Stockholder is domiciled in, and the certificates representing the Shares purchased by the Stockholder pursuant to this Agreement will come to rest in, the address set forth next to the Stockholder's name on the signature pages hereto.

         3.7 UNREGISTERED SECURITIES. The Stockholder is able to bear the economic risk of his, her or its investment in the Shares for an indefinite period of time and acknowledges that the Shares have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Further, the Stockholder has carefully read the Stockholders' Agreement and understands the restrictions on transfer contained therein.

         3.8 MISCELLANEOUS. The Stockholder has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Shares and has had full access to such other information concerning the Corporation as he, she or it has requested. The Stockholder has reviewed, or has had an opportunity to review, a copy of the Stockholders' Agreement, and the Stockholder is familiar with the transactions contemplated thereby. The Stockholder has also reviewed, or has had an opportunity to review, the Corporation's certificate of incorporation and bylaws. The Stockholder acknowledges and understands that (a) the Corporation is newly formed and has no operating history, (b) it is unlikely that the Corporation will pay dividends in respect of the Shares, (c) payment of dividends and distributions in respect of the Shares is restricted by the financing documents that the Corporation or it subsidiaries may enter into and may be restricted by future agreements or instruments binding on the Corporation, its operating subsidiaries or its properties, and (d) the Corporation and its subsidiaries may be significantly leveraged. The decision of the Stockholder to purchase the Shares hereunder has been made by the Stockholder independent of any other purchaser and independent of any statements, disclosures or judgments as to the properties, business, prospects or conditions (financial or otherwise) of the Corporation that may have been made or given by any Stockholder or other person. The Stockholder agrees and acknowledges that no other person has acted, is expected to act, or will act as the agent or representative of such Stockholder in connection with making, closing or monitoring of his, her or its investments hereunder. The Stockholder acknowledges that he, she or it has been advised that an investment in the Shares involves a high degree of risk and is suitable only for persons of adequate financial means who have no need for liquidity with respect to this investment and who can afford the risk of a complete loss of his, her or its investment.

         3.9 NO CONFLICTS. The execution, delivery and performance of this Agreement by the Stockholder does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Stockholder is a party or any judgment, order or decree to which the Stockholder is subject.

         3.10 ACKNOWLEDGEMENT OF LEGEND. Each Stockholder acknowledges and agrees that each certificate evidencing the Shares and each certificate issued in exchange therefor or upon the transfer of any the Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN A STOCKHOLDERS' AGREEMENT. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY

         THE HOLDER HEREOF AT THE CORPORATION'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE."

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

         The Corporation represents and warrants to and for the benefit of the Stockholders as follows:

         4.1 CORPORATE ORGANIZATION, ETC. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power and authority to carry on its business as it is now being conducted, and to own, operate and lease its properties and assets. The Corporation is duly qualified or licensed to transact business in good standing in every jurisdiction in which the conduct of its business, the ownership or lease of its properties require it to be so qualified or licensed. The authorized capital stock of the Corporation consists of 45,000,000 shares of common stock, $.001 par value per share, with a number of shares issued and outstanding on the Closing Date as set forth on EXHIBIT A hereto. The Shares issued under this Agreement are duly and validly authorized and issued, fully paid and non-assessable and have not been issued in violation of any pre-emptive or similar right of any person or of any federal or state law. In addition, the Corporation intends to assume Thane's stock option plans and outstanding warrants.

         4.2 DUE AUTHORIZATION. The Corporation has full corporate power and authority to enter into this Agreement and the agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the Board of Directors (the "BOARD") of the Corporation. This Agreement and all other agreements contemplated hereby to be entered into by the Corporation each constitutes a legal, valid and binding obligation of the Corporation enforceable in accordance with its terms.

         4.3 BROKERS. No broker or finder has been employed by the Corporation in connection with the negotiations relative to this Agreement. All negotiations relative to this Agreement have been carried on directly by the Corporation without the intervention of any third party other than legal counsel or accountants for the Corporation.

                                   ARTICLE V
                              DELIVERY OF DOCUMENTS

         5.1 DOCUMENTS DELIVERED BY THE STOCKHOLDERS. Simultaneously with the execution of this Agreement, each Stockholder shall deliver or cause to be delivered to the Corporation the following:

                  (a) All their physical stock certificates of Thane, endorsed by the Stockholder to transfer ownership to the Corporation; or, if such Stockholder's stock is uncertificated, a duly executed stock power, as shall be necessary or appropriate to vest in, convey or assign to the Corporation full, complete, good and marketable title to the Contributed Shares; and

                  (b) An executed signature page to the Stockholders' Agreement.

         5.2 DOCUMENTS DELIVERED BY THE CORPORATION. The Corporation shall deliver or cause to be delivered the following:

                  (a) The Shares to the Stockholders in the amounts set forth on EXHIBIT A hereto;

                  (b) An executed signature page to the Stockholders' Agreement; and

                  (c) Such other documents as are required to effectuate the purposes hereof.

                                   ARTICLE VI
                                 INDEMNIFICATION

         6.1 CORPORATE ACTION INDEMNIFICATION.

         (a) The Corporation agrees to indemnify each Stockholder (each such Stockholder, an "INDEMNITEE") from, hold each of them harmless against and promptly upon demand pay or reimburse each of them for, any and all reasonable costs, losses, liabilities, damages, or Expenses (as defined below) of any kind or nature whatsoever (collectively, the "INDEMNITY MATTERS") that may be incurred by them or asserted against or involve any of them as a result of actions, suits, proceedings (including any investigations, litigation, or inquiries), claims, demands, or causes of action (each, a "PROCEEDING"), arising out of, or in any way related to (i) this Agreement or the transactions contemplated by this Agreement or (ii) actions taken to merge Thane International, Inc. into the Corporation or a subsidiary of the Corporation (either (i) or (ii), "CORPORATE ACTIONS"), including, without limitation, claims alleging breach of fiduciary or other duty, or other claims against a Indemnitee relating to such Indemnitee's execution, delivery and performance of the Corporate Actions.

         For purposes of this Section 6, "EXPENSES" shall include attorneys' fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent, and Expenses incurred by any Indemnitee in commencing or pursuing a Proceeding against the Corporation to enforce the rights to indemnification granted hereunder.

         (b) ADVANCEMENT. Notwithstanding any provision of this Agreement to the contrary, and to the fullest extent permitted by applicable law, the Corporation shall advance the Expenses incurred by a Indemnitee (or reasonably expected by the Indemnitee to be incurred by the Indemnitee within twelve months) in connection with any Proceeding within ten (10) days after the receipt by the Corporation of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured and interest free. Advances shall be made without regard to the Indemnitee's ability to repay the Expenses and without regard to the Indemnitee's ultimate entitlement to indemnification under the other provisions of this Agreement. Advances shall include any and all reasonable Expenses incurred pursuing a Proceeding against the Corporation to enforce the rights of advancement granted hereunder, including Expenses incurred preparing and forwarding statements to the Corporation to support the advances claimed. Unless required by law, no undertaking to repay the advance to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Corporation under the provisions of this Agreement shall be required as a condition of receiving any Advance.

         (c) INDEMNIFICATION PROCEDURE. Promptly after a Indemnitee has received notice or has knowledge of any claim for indemnification hereunder, or the commencement of any Proceeding by a third person, that the Indemnitee believes in good faith is an indemnifiable claim under this Agreement, the Indemnitee shall give the Corporation written notice of such claim or the commencement of such action or proceeding, but failure so to notify the Corporation will not relieve the Corporation of any liability which it may have to such Indemnitee hereunder except to the extent that the Corporation is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim. The Corporation shall have the right to defend and settle, at its own expense and by its own counsel, any such matter.

         (d) MULTIPLE INDEMNITEES. If more than one Indemnitee makes a claim for indemnification hereunder due to a Proceeding arising out of the same Corporate Action, the Corporation shall in its discretion defend such Indemnitees jointly, unless the interests of an Indemnitee in such joint defense shall be, in the reasonable discretion of the Board, clearly adverse to the interests of another Indemnitee. Each of the Indemnitees hereby agrees to cooperate with any joint defense.

         (e) NOTIFICATION. If the Corporation determines to defend or settle, it shall promptly notify the Indemnitee of its intention to do so, and the Indemnitee shall cooperate with the Corporation and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Corporation with any books, records and other information reasonably requested by the Corporation and in the Indemnitee's possession or control. Such cooperation of the Indemnitee shall be at the cost of the Corporation. After the Corporation has notified the Indemnitee of its intention to undertake to defend or settle any such asserted liability, the Corporation shall not be liable for any additional legal expenses incurred by the Indemnitee in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnitee shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof or
(ii) if (A) the Corporation has failed to assume the defense and employ counsel or (B) if the defendants in any such action include both the Indemnitee and the Corporation and counsel to the Indemnitee shall have concluded that there may be reasonable defenses available to the Indemnitee that are different from or additional to those available to the Corporation or if the interests of the Indemnitee reasonably may be deemed to conflict with the interests of the Corporation, then the Indemnitee shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Corporation as incurred, and the Corporation shall not settle any such claim without the consent of the Indemnitee unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, the Indemnitee. If the Indemnitee undertakes such a defense through counsel of its choice, the Indemnitee may settle such matter, and the Corporation shall reimburse the Indemnitee for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnitee in connection therewith.

         6.2 SURVIVAL. The indemnification provided for under this Section 6 shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnitee or any officer, director or controlling person of such Indemnitee and shall survive the transfer of securities. The Corporation also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Corporation's indemnification is unavailable for any reason.

                                  ARTICLE VII
                                  MISCELLANEOUS

         7.1 NOTICES. All notices, demands or communication under this Agreement must be in writing, and shall be deemed to have been effectively given when: (i) personally delivered; (ii) two (2) days after posting in the United States mails via prepaid, certified mail, return receipt requested; or, (iii) one (1) day after dispatch via overnight courier service, addressed as follows:

         If to the Stockholders:      to the addresses provided on the signature
                                      page hereto.

         If to the Corporation:       Direct Marketing Holdings, Inc.
                                      1001 Brickell Bay Drive, 27th Floor
                                      Miami, Florida 33131
                                      Attention:  Douglas Berman

         with a copy to:              H.I.G. Direct Marketing Holdings, Inc.
                                      c/o H.I.G. Capital LLC
                                      1001 Brickell Bay Drive -- 27th Floor
                                      Miami, Florida 33131
                                      Attention: Steven Martinez

         and a copy to:               H.I.G. Capital LLC
                                      745 Boylston Street
                                      Suite 203
                                      Boston, Massachusetts 02116
                                      Attention: John Black

or to any other address as any party may designate by written notice to the other parties.

         7.2 AMENDMENT AND MODIFICATION. No amendment or modification to this Agreement shall be binding on any party, unless the amendment or modification is in writing and executed by all of them with the same formality as this Agreement; provided, however, that if any additional holder of the common stock or options to acquire stock of Thane International, Inc.

shall become a Stockholder after the date of effectiveness of this Agreement, such addition shall not be considered an amendment or modification of this Agreement.

         7.3 SUCCESSORS. This Agreement shall be binding upon the parties, their heirs, administrators, successors, executors and assigns. The parties agree that they and their respective heirs, executors, successors, administrators and assigns will execute any and all instruments, releases, assignments and consents that may be reasonably required of them to execute the provisions of this Agreement.

         7.4 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall serve as an original for all purposes, but all copies of which shall constitute but one and the same Agreement.

         7.5 HEADINGS. All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of its provisions.

         7.6 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to the contemplated transactions, and it is agreed that any prior oral or written agreements are null and void.

         7.7 SEVERABILITY. The invalidity of any one or more of the words in this Agreement shall not affect the enforceability of the remaining portions of this Agreement, all of which are inserted conditionally on their being valid in law. In the event that any one or more of the words contained in this Agreement shall be declared invalid, this Agreement shall be construed as if the invalid word or words had not been inserted, but if an invalidity shall be caused by the length of time or the size of an area that is set forth in this Agreement, then the otherwise invalid period of time or area, or both, shall be considered to be reduced to the longest time or largest area that would cure the invalidity.

         7.8 NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

         7.9 PREVAILING PARTY. If the parties to this Agreement are forced to institute legal proceedings to enforce their rights in accordance with the provisions of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing parties its reasonable attorneys' fees, costs and expenses incurred in enforcing its rights, at pre-trial, trial and appellate levels. This provision shall survive closing.

         7.10 CONSTRUCTION. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted, including any presumption of superior knowledge or responsibility based upon a party's business or profession or any professional training, experience, education or degrees of any member, agent, officer or employee of any party. If any words in this Agreement have been stricken out or otherwise eliminated (whether or not any other words or phrases have been added) and the stricken words initialed by the party against whom the words are construed, this

Agreement shall be construed as if the words so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that those words were stricken out or otherwise eliminated.

         7.11 GENDER AND TERMINOLOGY. All terms and words used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other applicable genders, the singular shall include the plural, and vice versa. Titles of articles, exhibits, schedules, table of contents and sections are for convenience only, and neither limit nor amplify the provisions of this Agreement.

         7.12 NO WAIVER. No failure of any party to exercise any power given that party under this Agreement or to insist upon strict compliance by the other party to its obligations under this Agreement, and no custom or practice of the parties in variance with the terms of this Agreement shall constitute a waiver of any party's right to demand exact compliance with the terms of this Agreement.

         7.13 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.

         7.14 SCHEDULES, EXHIBITS, SECTIONS AND ARTICLES. All exhibits or schedules attached to this Agreement shall be deemed part of this Agreement and incorporated into this Agreement, as if fully contained in it. All references in this Agreement to an exhibit, section, article or schedule shall mean an exhibit, section, article or schedule to this Agreement (unless otherwise indicated). All references in this Agreement to this Agreement shall include all of the exhibits or schedules attached to this Agreement.

         7.15 JURISDICTION; VENUE; INCONVENIENT FORUM; WAIVER OF JURY TRIAL. ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT TO THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF DELAWARE, AND THE PARTIES ACCEPT THE EXCLUSIVE PERSONAL JURISDICTION OF THOSE COURTS FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING. IN ADDITION, THE PARTIES KNOWINGLY, INTENTIONALLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR LATER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY JUDGMENT ENTERED BY ANY COURT BROUGHT IN THE STATE OF DELAWARE, AND FURTHER, KNOWINGLY, INTENTIONALLY AND IRREVOCABLY WAIVE ANY CLAIM THAT ANY SUIT, ACTION OR PROCEEDING BROUGHT IN THE STATE OF DELAWARE HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY WAIVES ALL RIGHTS TO ANY TRIAL BY JURY IN ALL LITIGATION RELATING TO OR ARISING OUT OF THIS AGREEMENT. THIS PROVISION SHALL SURVIVE CLOSING.

         7.16 FURTHER ASSURANCES. Each of the Stockholders and the Corporation, at the closing of the transactions contemplated hereby, or at any time or times thereafter, upon request of any party hereto, will execute such additional instruments, documents or certificates as either party deems reasonably necessary in order to effect the transactions contemplated hereby.

         7.17 ENFORCEABILITY. This Agreement shall be enforceable against the Corporation when the Corporation and one or more Stockholders executes a counterpart signature page hereto. This Agreement shall be enforceable against the Corporation as to each additional Stockholder upon its execution of a counterpart signature page hereto.

                                      * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Contribution Agreement to be executed as of the date first above written.

                                       DIRECT MARKETING HOLDINGS, INC.


                                       By: /s/ JOHN BLACK
                                           -------------------------------------
                                       Name:  John Black
                                       Title: President



                                       H.I.G. DIRECT MARKETING HOLDINGS, INC.


                                       By: /s/ SAMI MNAYMNEH
                                           -------------------------------------
                                       Name:  Sami Mnaymneh
                                       Title: Vice President and Secretary
                                       Address: c/o H.I.G. Capital LLC
                                                1001 Brickell Bay Drive,
                                                27th Floor
                                                Miami, Florida 33131



                                       KPI, INC.


                                       By: /s/ SAMI MNAYMNEH
                                           -------------------------------------
                                       Name:  Sami Mnaymneh
                                       Title: Vice President and Secretary
                                       Address: c/o H.I.G. Capital LLC
                                                1001 Brickell Bay Drive,
                                                27th Floor
                                                Miami, Florida 33131



                                       DESERT VALUE HOLDINGS, INC.


                                       By: /s/ SAMI MNAYMNEH
                                           -------------------------------------
                                       Name:  Sami Mnaymneh
                                       Title: Vice President and Secretary
                                       Address: c/o H.I.G. Capital LLC
                                                1001 Brickell Bay Drive,
                                                27th Floor
                                                Miami, Florida 33131




                   [Signature Page to Contribution Agreement]

                                       /s/ SONYA AMMAN
                                       -----------------------------------------
                                       Sonya Amman
                                       Address: c/o William F. Hay
                                                78-140 Calle Tampico
                                                La Quinta, California 92253



                                       /s/ DEAN BELBAS
                                       -----------------------------------------
                                       Dean Belbas
                                       Address: 4075 West 51st Street
                                                Edina, Minnesota 55424



                                       /s/ DENISE DUBARRY-HAY
                                       -----------------------------------------
                                       Denise DuBarry-Hay
                                       Address: 78-140 Calle Tampico
                                                La Quinta, California 92253



                                       /s/ WILLIAM F. HAY
                                       -----------------------------------------
                                       William F. Hay
                                       Address: 78-140 Calle Tampico
                                                La Quinta, California 92253


                                       THE HAY FAMILY GENERATION SKIPPING TRUST


                                       By: /s/ REMUS HASTE
                                           -------------------------------------
                                       Name:  Remus Haste
                                       Title: Trustee
                                       Address: 45-200 Club Drive, Suite A
                                                Indian Wells, California 92210



                                       /s/ JERRY HORN
                                       -----------------------------------------
                                       Jerry Horn
                                       Address: 19 Heather Hill Lane
                                                Sheridan, Wyoming 82801




                   [Signature Page to Contribution Agreement]

                                       /s/ DENISE KOVAC
                                       -----------------------------------------
                                       Denise Kovac
                                       Address: 411 Eagle View Boulevard, #114
                                                Exton, Pennsylvania 19341



                                       /s/ GARY KRANZ
                                       -----------------------------------------
                                       Gary Kranz
                                       Address: c/o Krane Products, Inc.
                                                4800 North Federal Highway
                                                Suite 300-E
                                                Boca Raton, Florida 33431



                                       /s/ STEVEN KRANZ
                                       -----------------------------------------
                                       Steven Kranz
                                       Address: c/o Krane Products, Inc.
                                                4800 North Federal Highway
                                                Suite 300-E
                                                Boca Raton, Florida 33431



                                       /s/ NANCY LENTINI
                                       -----------------------------------------
                                       Nancy Lentini
                                       Address: c/o William F. Hay
                                                78-140 Calle Tampico
                                                La Quinta, California 92253



                                       /s/ JEFF MOE
                                       -----------------------------------------
                                       Jeff Moe
                                       Address: c/o William F. Hay
                                                78-140 Calle Tampico
                                                La Quinta, California 92253



                   [Signature Page to Contribution Agreement]

                                       /s/ STEPHEN D. NEWMAN
                                       -----------------------------------------
                                       Stephen D. Newman
                                       Address: YouCanSave.Com
                                                30631 San Antonio Street
                                                Hayward, California 94544



                                       /s/ TOM ROLAPP
                                       -----------------------------------------
                                       Tom Rolapp
                                       Address: c/o William F. Hay
                                                78-140 Calle Tampico
                                                La Quinta, California 92253


                                       /s/ J. ROBERT SWIDLER
                                       -----------------------------------------
                                       J. Robert Swidler
                                       Address: Egon Zehnder International Inc.
                                                1 Place Ville-Marie, Suite 3310
                                                Quebec, Montreal H3B 3N2
                                                Canada



                                       /s/ MARK TAYLOR
                                       -----------------------------------------
                                       Mark Taylor
                                       Address: 783 Toledo Drive
                                                Boca Raton, Florida 33432



                                       /s/ AMIR TUKULJ
                                       -----------------------------------------
                                       Amir Tukulj
                                       Address: 5409 Eglinton Avenue West,
                                                Suite 203
                                                Toronto, Ontario M9C 5K6
                                                Canada




                   [Signature Page to Contribution Agreement]

                                       /s/ LOUISE WEST
                                       -----------------------------------------
                                       Louise West
                                       Address: c/o William F. Hay
                                                78-140 Calle Tampico
                                                La Quinta, California 92253



                                       /s/ BRETT J. WILSON
                                       -----------------------------------------
                                       Brett J. Wilson
                                       Address: YouCanSave.Com
                                                30631 San Antonio Street
                                                Hayward, California 94544



                                       /s/ RICHARD WHINFREY
                                       -----------------------------------------
                                       Richard Whinfrey
                                       Address: c/o Amir Tukulj
                                                5409 Eglinton Avenue West,
                                                Suite 203
                                                Toronto, Ontario M9C 5K6
                                                Canada



                                       /s/ JOSEPH WOSIK
                                       -----------------------------------------
                                       Joseph Wosik
                                       Address: c/o William F. Hay
                                                78-140 Calle Tampico
                                                La Quinta, California 92253




                   [Signature Page to Contribution Agreement]

                                       /s/ HAYLEY JACOBS
                                       -----------------------------------------
                                       Hayley Jacobs
                                       Address: c/o Thane Direct U.K. Ltd.
                                                35-37 Fitzroy Street
                                                London W1T 6DX






                   [Signature Page to Contribution Agreement]

                                                                       EXHIBIT A


                               CONTRIBUTED SHARES


                                                                                                    Number of
                                         Number of Thans Shares                                 Corporation Shares
Stockholder                                   Contributed                Encumbrances             to be Issued
-----------                              ----------------------          ------------          ------------------
H.I.G. Direct Marketing Holdings,              20,724,253                                          20,724,253
Inc.
KPI, Inc.                                       1,330,953                                           1,330,953
Desert Value Holdings, Inc.                         1,400                                               1,400
Sonya Amman                                        11,488                                              11,488
Dean Belbas                                        39,357                                              39,357
Denise DuBarry-Hay                              4,543,964                                           4,543,964
William F. Hay                                  4,543,964                                           4,543,964
The Hay Family Trust                              441,000                                             441,000
Jerry Horn                                         19,000                                              19,000
Hayley Jacobs                                       1,220                                               1,220
Denise Kovac                                       45,760                                              45,760
Gary Kranz                                        457,030                                             457,030
Steven Kranz                                      457,030                                             457,030
Nancy Lentini                                      35,456                                              35,456
Jeff Moe                                           22,912                                              22,912
Stephen Newman                                     47,247                                              47,247
Tom Rolapp                                         22,912                                              22,912
J. Robert Swidler                                  13,200                                              13,200
Mark Taylor                                        85,760                                              85,760
Amir Tukulj                                       640,000                                             640,000
Louise West                                         6,880                                               6,880
Brett J. Wilson                                    47,247                                              47,247
Richard Whinfrey                                    4,575                                               4,575
Joseph Wosik                                       27,792                                              27,792
                                               ----------                                          ----------
                                               33,570,400                                          33,570,400
                                               ==========                                          ==========


                                                                       EXHIBIT B


                         FORM OF STOCKHOLDERS AGREEMENT

                                  See attached.